Exhibit 99.1

April 9, 2009

Franklin Financial announces 2nd quarterly dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the second quarter of 2009.

Total regular cash dividends paid during the first two quarters of 2009 will be $.54 per share, compared to $.53 per share paid during the same period in 2008, an increase of 1.9%. The second quarter cash dividend will be paid on May 29, 2009 to shareholders of record at the close of business on May 8.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $915 million. Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.